Exhibit 17

June 13, 2001

THE BOARD OF DIRECTORS
Multi-Link Telecommunications, Inc.
4704 Harlan Street, Suite 420
Denver, CO 80212

Attn: Nigel V. Alexander

Dear Nigel:

          This letter will serve as my resignation as a member of the Board of Directors of Multi-Link Telecommunications, Inc. effective today. I have decided to resign for personal reasons and wish you and the Company a successful future.

                                                                                                                                                                               /s/ Keith R. Holder
                                                                                                                                                                               Keith R. Holder